EXHIBIT 99.1
Deluxe Corporation P.O. Box 64235 St. Paul, MN 55164-0235 (651) 483-7111

_____________________________________________________________________________________________________________________________

N E W S R E L E A S E October 28, 2004	For additional information: Stuart Alexander Vice President Investor Relations (651) 483-7358 Douglas J. Treff Senior Vice President Chief Financial Officer (651) 787-1587

DELUXE REPORTS THIRD QUARTER RESULTS

• Company exceeds third quarter EPS guidance; raises full-year expectation to $3.85 per share
•   NEBS integration process continues on plan
• Competitive pressures in Financial Services segment increasing

St. Paul, Minn. — Deluxe Corporation (NYSE: DLX), the nation’s leading check printing company, reported third quarter diluted earnings per share (EPS) of $1.14 on net income of $57.5 million. Diluted earnings per share and net income for the third quarter in 2003 were $1.09 and $58.2 million, respectively.

“We are pleased with our third quarter performance,” said Lawrence J. Mosner, Chairman and CEO of Deluxe Corporation. “The integration of New England Business Service, Inc. (NEBS) is going well and we are more convinced than ever that the combination of Deluxe and NEBS will be a compelling force in serving the small business market and enhancing our partnerships with financial institutions. For the quarter, we realized improved profit margins through our strong cost management efforts. However, increased pressures in our Financial Services segment will make it more difficult for us to deliver the same level of profitability we enjoy today.”

Third Quarter Performance
Deluxe’s third quarter net income was $57.5 million, compared to $58.2 million during the same quarter in 2003. EPS was $1.14 per diluted share compared to $1.09 for the same period a year ago. EPS was positively affected $0.09 in 2004 due to a contract buy-out from the early termination of a contract in 2003, and $0.06 due to the net impact of fewer shares outstanding compared to the third quarter of 2003. EPS was negatively affected $0.05 due to NEBS integration related expenses and $0.04 due to stock-based compensation expense. Third quarter 2003 results were positively impacted by $7.3 million, or approximately $0.14 per share, from the expiration of certain income tax periods and completion of tax audits.

Revenue was $485.0 million in the third quarter, compared to $314.9 million during the same quarter a year ago. Third quarter 2004 revenue included $176.8 million from the acquired NEBS business. The $6.7 million decrease in revenue for the Company’s other businesses was due to a 7.3 percent decline in unit volume, partially offset by $7.7 million from a contract buy-out and a 2.9 percent increase in revenue per unit.

-more-

Gross margin was 64.8 percent of revenue for the quarter, down from 66.3 percent in 2003. NEBS’ lower margin business was partially offset by additional revenue from the contract buy-out mentioned above, the increase in revenue per unit, and continued productivity improvements and cost management efforts.

Selling, general, and administrative expense (SG&A) increased $92.8 million to 44.0 percent as a percentage of revenue, compared to 38.4 percent in the third quarter of 2003. NEBS’ SG&A expenses, the impact of performance-based and stock-based compensation expense, and integration costs were partially offset by the Company’s cost management actions during the past year, along with reduced discretionary spending.

As a result, operating income was $100.7 million in the third quarter compared to $87.7 million last year. NEBS contributed $3.6 million of operating income after including $9.6 million of additional acquisition-related amortization expense and $4.4 million of integration costs. Operating margin was 20.8 percent of revenue, compared to 27.9 percent in the prior year, a reflection of NEBS’ lower margin business.

Year-to-Date Performance
Deluxe’s net income for the first nine months of the year was $151.2 million, compared to $153.1 million during the same period in 2003. EPS was $2.99 per diluted share compared to $2.71 a year ago. EPS was positively affected $0.32 due to the net impact of shares outstanding compared to the first nine months of 2003 and $0.09 due to a contract buy-out. EPS was negatively affected $0.10 due to stock-based compensation expense and $0.07 due to acquisition and integration expenses.

Revenue was $1,103.2 million in the first nine months of the year, compared to $941.6 million during the same period a year ago. Year-to-date revenue includes $184.6 million from the acquired NEBS business. The decrease in revenue for the other businesses was due to a 5.1 percent decline in unit volume, partially offset by a 1.9 percent increase in revenue per unit.

Gross margin was 65.5 percent of revenue for the first nine months of the year, down from 65.7 percent in 2003. NEBS’ lower margin business was partially offset by higher revenue per unit, continued productivity improvements, and cost management efforts.

SG&A as a percentage of revenue was 41.7 percent compared to 39.1 percent in the first nine months of 2003 and SG&A dollars increased $91.7 million from last year. NEBS’ SG&A expenses, the impact of stock-based compensation, and acquisition and integration costs were partially offset by the Company’s cost management actions during the past year, along with reduced discretionary spending.

As a result, operating income was $262.4 million through September, compared to $250.2 million last year. NEBS contributed $3.8 million of 2004 operating income after including $9.8 million of additional acquisition-related amortization expense and $4.4 million of integration costs. Operating margin was 23.8 percent of revenue, compared to 26.6 percent last year, a reflection of NEBS’ lower margin business.

-more-

Interest expense increased to $19.3 million for the first nine months of the year, compared to $14.2 million in the same period a year ago due primarily to higher debt levels related to financing the NEBS acquisition.

Business Outlook
Prior to the acquisition of NEBS, Deluxe operated three business segments: Financial Services, which sells checks, related products and check merchandising services to financial institutions; Direct Checks, which sells checks and related products directly to consumers through direct mail and the Internet; and Business Services, which sells checks, forms and related products to small businesses and home offices through financial institution referrals, business alliances, and via direct mail and the Internet. The Company has not yet completed its evaluation as to how it will incorporate NEBS’ various lines of business into the Company’s reporting segments. Until that evaluation is completed, the Company will manage and monitor NEBS as a separate segment.

The Company expects fourth quarter diluted EPS to be in the range of $0.83 to $0.87 per share, and approximately $3.85 per share for the full-year, up from the previously stated $3.65, due to its favorable third quarter results. Cash from operating activities is expected to be in excess of $250 million for 2004.

“The overall trends in our business remain the same,” said Mosner. “As we’ve previously communicated, we’re faced with declining check volume, and in our Financial Services segment, the pricing pressures we’ve experienced for a number of years are accelerating.” As a result, the Company said it expects Financial Services’ 2005 revenue to be lower by more than $110 million and its operating margin to be down 4 to 6 percentage points from 2004.

“While it’s becoming more difficult to mitigate the pressures in our Financial Services segment with increased cost management, we believe Deluxe is in the best position to meet the market challenges long-term. We will continue to drive to be the low-cost producer, provide the best quality and service, and differentiate ourselves in the marketplace with a superior value proposition as we pursue opportunities to win new business.”

Mosner added, “Furthermore, our Business Services segment and the NEBS acquisition give us a position of unparalleled strength from which to serve the needs of small business customers. The combination also will enhance Deluxe’s Business Referral Program which serves our financial institution clients and other business partners.”

The Company stated that cash flow expectations from the NEBS acquisition for 2005 are unchanged from previous guidance.

Third Quarter Segment Performance
Financial Services’ revenue was $174.8 million for the quarter, compared to $176.3 million in 2003. The decrease was the result of the overall decline in check usage and continued pricing pressure, partially offset by the $7.7 million contract buy-out. Operating income for the quarter increased to $52.5 million, from $41.0 million in 2003. The Company’s cost management

-more-

actions during the past year, along with reduced discretionary spending, more than offset the decline in revenue.

Direct Checks’ revenue was $68.9 million for the quarter, compared to $75.1 million in 2003. Operating income for the quarter decreased to $22.9 million, from $24.1 million in 2003. Both the revenue and operating income declines were the result of lower unit volume. The unit decrease was partially offset by higher revenue per unit and productivity improvements.

Business Services’ revenue was $64.5 million for the quarter, up from $63.5 million in 2003. Revenue was favorably impacted by higher volume from new business. Operating income for the quarter decreased to $21.7 million, from $22.6 million in 2003. The loss of a large financial institution account that was using the Business Referral Program (Deluxe’s referral program that acquires small business customers via referrals from financial institutions) negatively affected revenue and operating income.

NEBS’ revenue was $176.8 million for the third quarter. Operating income was $3.6 million, including $9.6 million of additional acquisition-related amortization expense and $4.4 million of integration costs.

Conference Call Information
Deluxe will hold an open-access teleconference call today at 11:00 a.m. EDT (10:00 a.m. CDT) to review the quarter’s financial results. All interested persons may listen to the call by dialing 612-288-0318. The presentation also will be available via a simultaneous Web cast at www.deluxe.com. An audio replay of the call will be available through November 4 by calling 320-365-3844 (access code 750500); both audio and slides will be available on Deluxe’s Web site.

About Deluxe
Deluxe Corporation, through its industry-leading businesses and brands, helps financial institutions and small businesses better manage, promote, and grow their businesses. The Company uses direct marketing, distributors, and a North American sales force to provide a wide range of customized products and services: personalized printed items (checks, forms, business cards, stationery, greeting cards, labels, and shipping/packaging supplies), promotional products and merchandising materials, fraud prevention services, and customer retention programs. The Company also sells personalized checks and accessories directly to consumers. For more information about Deluxe, visit www.deluxe.com.

Forward-Looking Statements
Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; risks and uncertainties associated with the successful integration of the New England Business Service acquisition; the impact of governmental laws and regulations; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-Q for the quarter ended June 30, 2004.

-more-

Financial Highlights

DELUXE CORPORATION
STATEMENTS OF INCOME
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
(Unaudited)

	Third Quarter 2004		Third Quarter 2003
Revenue	$485.0		$314.9
Cost of goods sold	170.6	35.2%	106.0	33.7%

Gross Profit	314.4	64.8%	208.9	66.3%
Selling, general and administrative expense	213.7	44.0%	120.9	38.4%
Asset impairment and net disposition losses	—	—	0.3	—

Operating Income	100.7	20.8%	87.7	27.9%
Other income (expense)	—	—	(0.5)	(0.2%)

Earnings Before Interest and Taxes	100.7	20.8%	87.2	27.7%
Interest expense	(8.9)	(1.8%)	(4.9)	(1.5%)
Interest income	0.6	0.1%	0.1	—

Income Before Income Taxes	92.4	19.1%	82.4	26.2%
Provision for income taxes	34.9	7.2%	24.2	7.7%

Net Income	$57.5	11.9%	$58.2	18.5%

Weighted Average
Diluted Shares Outstanding	50,575,161		53,470,761
Net Income per Share: Basic	$1.15		$1.10
Diluted	$1.14		$1.09
Capital Expenditures	$12.5		$5.4
Depreciation and Amortization Expense	$32.4		$14.8
EBITDA*	$133.1		$102.0
Number of Employees	9,330		5,960

*	EBITDA is not a measure of financial performance under generally accepted accounting principles (GAAP). We disclose EBITDA because it can be used to analyze profitability between companies and industries by eliminating the effects of financing (i.e., interest) and capital investments (i.e., depreciation and amortization). We continually evaluate EBITDA, as we believe that an increasing EBITDA depicts increased ability to attract financing and increases the valuation of our business. We do not consider EBITDA to be a substitute for performance measures calculated in accordance with GAAP. Instead, we believe that EBITDA is a useful performance measure which should be considered in addition to those measures reported in accordance with GAAP. EBITDA is derived from net income as follows:

	Third Quarter
	2004	2003
Net income	$57.5	$58.2
Provision for income taxes	34.9	24.2
Interest expense, net	8.3	4.8
Depreciation and amortization	32.4	14.8

EBITDA	$133.1	$102.0

-more-

DELUXE CORPORATION
STATEMENTS OF INCOME
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
(Unaudited)

	Nine Months Ended Sept. 30, 2004		Nine Months Ended Sept. 30, 2003
Revenue	$1,103.2		$941.6
Cost of goods sold	380.3	34.5%	322.5	34.3%

Gross Profit	722.9	65.5%	619.1	65.7%
Selling, general and administrative expense	460.5	41.7%	368.8	39.1%
Asset impairment and net disposition losses	—	—	0.1	—

Operating Income	262.4	23.8%	250.2	26.6%
Other income (expense)	0.7	—	(0.9)	(0.1%)

Earnings Before Interest and Taxes	263.1	23.8%	249.3	26.5%
Interest expense	(19.3)	(1.7%)	(14.2)	(1.5%)
Interest income	0.8	0.1%	0.3	—

Income Before Income Taxes	244.6	22.2%	235.4	25.0%
Provision for income taxes	93.4	8.5%	82.3	8.7%

Net Income	$151.2	13.7%	$153.1	16.3%

Weighted Average
Diluted Shares Outstanding	50,515,868		56,518,794
Net Income per Share: Basic	$3.02		$2.74
Diluted	$2.99		$2.71
Capital Expenditures	$26.2		$15.7
Depreciation and Amortization Expense	$63.0		$44.1
EBITDA*	$326.1		$293.4
Number of Employees	9,330		5,960

*	EBITDA is not a measure of financial performance under generally accepted accounting principles (GAAP). We disclose EBITDA because it can be used to analyze profitability between companies and industries by eliminating the effects of financing (i.e., interest) and capital investments (i.e., depreciation and amortization). We continually evaluate EBITDA, as we believe that an increasing EBITDA depicts increased ability to attract financing and increases the valuation of our business. We do not consider EBITDA to be a substitute for performance measures calculated in accordance with GAAP. Instead, we believe that EBITDA is a useful performance measure which should be considered in addition to those measures reported in accordance with GAAP. EBITDA is derived from net income as follows:

	Nine Months Ended Sept. 30,
	2004	2003
Net income	$151.2	$153.1
Provision for income taxes	93.4	82.3
Interest expense, net	18.5	13.9
Depreciation and amortization	63.0	44.1

EBITDA	$326.1	$293.4

-more-

DELUXE CORPORATION
CONDENSED BALANCE SHEETS
(DOLLARS IN MILLIONS)
(Unaudited)

	Sept. 30, 2004	December 31, 2003	Sept. 30, 2003
Cash and cash equivalents	$13.9	$3.0	$3.4
Other current assets	257.9	76.0	79.7
Property, plant & equipment – net	170.6	123.6	128.4
Intangibles – net	384.6	78.2	88.1
Goodwill	527.7	82.2	82.2
Other non-current assets	206.5	200.0	176.1

Total assets	$1,561.2	$563.0	$557.9

Short-term debt & current portion of
long-term debt	$320.1	$214.3	$201.3
Other current liabilities	295.9	173.6	191.6
Long-term debt	975.6	380.6	355.8
Deferred income taxes	121.3	42.7	50.0
Other non-current liabilities	62.1	49.9	30.4
Shareholders’ deficit	(213.8)	(298.1)	(271.2)

Total liabilities and shareholders’
deficit	$1,561.2	$563.0	$557.9

Shares outstanding	50,225,104	50,173,067	51,284,658

CONDENSED STATEMENTS OF CASH FLOWS
(DOLLARS IN MILLIONS)
(Unaudited)

	Nine Months Ended Sept. 30, 2004	Nine Months Ended Sept. 30, 2003
Cash provided by (used by):
Operating activities	$213.5	$150.9
Investing activities:
Payments for acquisition, net of cash acquired	(623.6)	—
Purchases of capital assets	(26.2)	(15.7)
Other	(1.5)	(0.8)

Total investing activities	(651.3)	(16.5)

Financing activities:
Shares repurchased	(26.6)	(453.2)
Dividends	(55.7)	(61.8)
Shares issued under employee plans	17.9	17.3
Net change in debt	512.7	241.8

Total financing activities	448.3	(255.9)

Effect of exchange rate change on cash	0.4	—

Net increase (decrease) in cash	10.9	(121.5)
Cash and cash equivalents: Beginning of period	3.0	124.9

End of period	$13.9	$3.4

Free cash flow*	$131.6	$73.4

-more-

*	Free cash flow is not a measure of financial performance under generally accepted accounting principles (GAAP). We monitor free cash flow on an on-going basis, as it measures the amount of cash generated from our operating performance after investment initiatives and the payment of dividends. It represents the amount of cash available for interest payments, debt service, general corporate purposes and strategic initiatives. We do not consider free cash flow to be a substitute for performance measures calculated in accordance with GAAP. Instead, we believe that free cash flow is a useful liquidity measure which should be considered in addition to those measures reported in accordance with GAAP. Free cash flow is derived from net cash provided by operating activities as follows:

	Nine Months Ended June 30,
	2004	2003
Net cash provided by operating activities	$213.5	$150.9
Purchases of capital assets	(26.2)	(15.7)
Cash dividends paid to shareholders	(55.7)	(61.8)

Free cash flow	$131.6	$73.4

DELUXE CORPORATION
SEGMENT INFORMATION
(DOLLARS IN MILLIONS)
(Unaudited)

	Third Quarter 2004	Third Quarter 2003
Revenue:
Financial Services	$174.8	$176.3
Direct Checks	68.9	75.1
Business Services	64.5	63.5
NEBS	176.8	--

Total	$485.0	$314.9

Operating income:
Financial Services	$52.5	$41.0
Direct Checks	22.9	24.1
Business Services	21.7	22.6
NEBS	3.6	--

Total	$100.7	$87.7

	Nine Months Ended Sept. 30, 2004	Nine Months Ended Sept. 30, 2003
Revenue:
Financial Services	$508.7	$527.1
Direct Checks	217.0	231.6
Business Services	192.9	182.9
NEBS	184.6	--

Total	$1,103.2	$941.6

Operating income:
Financial Services	$129.8	$114.0
Direct Checks	65.3	78.7
Business Services	63.5	57.5
NEBS	3.8	--

Total	$262.4	$250.2

The segment information reported here was calculated utilizing the methodology outlined in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2003, with one exception. No corporate expenses have been allocated to the NEBS segment, as NEBS’ operations have not yet been integrated into our corporate functions.

# # #